Exhibit 10.2

2017 Compensation Information for Registrant’s Executive Officers

The table below provides information regarding (i) the base salary of each executive officer of GTx, Inc. (the “Company”), effective as of January 1, 2017 and (ii) the target cash bonus award for Fiscal 2017 for each of the Company’s executive officers under the Company’s Executive Bonus Compensation Plan, expressed as a percentage of applicable base salary:

Executive Officer	Title	2017 Annual Base Salary ($)	2017 Target Bonus (%)
Marc S. Hanover	Chief Executive Officer	432,649	65%
Robert J. Wills	Executive Chairman of the Board	220,000	65%
Henry P. Doggrell	Vice President, Chief Legal Officer and Secretary	378,119	35%
Diane C. Young	Vice President, Chief Medical Officer	178,500	35%
Jason T. Shackelford	Vice President, Finance and Accounting and principal financing and accounting officer	231,000	35%